Alico Corrects Recent Press Reports

LaBelle, FL, March 1, 2007 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced today that recent press reports that the Company is building an ethanol plant were premature and inaccurate.

According to Alico Chairman and CEO John R. Alexander, “For over two years we have been investigating the use of the gasification/fermentation technology developed by Bioengineering Resources Inc. (BRI) of Fayetteville, Arkansas. Dr. Jim Gaddy, the founder of BRI, has spent 18 years developing this process and another six years proving it in a pilot plant. BRI’s process converts any carbon based material into ethanol and electricity.”

Mr. Alexander further noted that the Florida Department of Agriculture and Consumer Services and the Florida Department of Energy announced last week that they had selected Alico to receive a grant of $2.5 million to help develop a plant to utilize farm-to-fuel technology. Today it also announced that it had been selected as a possible recipient of a Department of Energy Grant.

Mr. Alexander noted that the terms and conditions for these grants have not yet been negotiated, and the funding level of the possible DOE grant is not yet known. “As a Company we are continuing our investigation of the potential of cellulosic ethanol as a business opportunity and these government sponsored grants, if received under acceptable terms and conditions, will be part of that consideration. Our Board of Directors will address whether it is in our shareholders best interests to move forward. ”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 136,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various operations and activities including citrus fruit production, harvesting and marketing, vegetable production, cattle ranching, sugarcane, sod production, rock mining, vegetable seedling greenhouse operations and forestry. Alico also leases land for farming, cattle grazing, recreation and oil exploration. Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. These risks include the risk that assumptions about future actions. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.